                                                                Rule 424(b)(5)
                                               Registration File No. 333-22413


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 3, 1997

                                 $2,000,000,000
                                                                 [BANK ONE LOGO]
                              BANC ONE CORPORATION

                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

    BANC ONE CORPORATION (the "Company") may offer from time to time its Medium-Term Notes due nine months or more from date of issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $2,000,000,000, or its equivalent in another currency or composite currency, subject to reduction as a result of the sale of other Debt Securities.

    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Company at the time of offering. The specific currency or composite currency, interest rate (if any), issue price, applicable index (if any), amortization schedule (if any) and maturity date of any Note will be set forth in the applicable Pricing Supplement to this Prospectus Supplement. See "Description of Notes".

    Interest on the Fixed Rate Notes, unless otherwise specified in the applicable Pricing Supplement, will be payable each June 15 and December 15 and at maturity. Interest on the Floating Rate Notes or Indexed Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Floating Rate Notes will bear interest at a rate determined by reference to the Commercial Paper Rate, Federal Funds Rate, LIBOR, Prime Rate, CD Rate, Treasury Rate or CMT Rate, as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes. Zero-Coupon Notes will not bear interest.

    Unless a Redemption Commencement Date or Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their stated maturity. If a Redemption Commencement Date or Repayment Date is so specified, the Notes will be redeemable at the option of the Company or repayable at the option of the holder as described herein.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in global form in denominations of $100,000 and in integral multiples of $1,000 in excess thereof or, in the case of Notes denominated in foreign currencies or composite currencies, in the denominations indicated in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of The Depository Trust Company, or its nominee, which will act as Depository. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through records maintained by the Depository (with respect to participants' interests) and its participants. Except as described herein. owners of beneficial interests in a global Note will not be considered the holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depository or its nominee. See "Description of Notes".
                            ------------------------
THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY
                                BANK OR NONBANK
  SUBSIDIARY OF BANC ONE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
     CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR
   THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                       AGENTS'
                                             PRICE TO               DISCOUNTS OR                      PROCEEDS TO
                                             PUBLIC(1)             COMMISSIONS(2)                    COMPANY(2)(3)
                                          ---------------     -------------------------     --------------------------------
Per Note...............................        100%                .125% - 1.000%                  99.875% - 99.000%
Total(4)...............................   $2,000,000,000      $2,500,000 - $20,000,000      $1,997,500,000 - $1,980,000,000

---------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) Unless otherwise agreed, the Company will pay the Agents a commission (or grant a discount) of from .125% to 1.000% depending upon maturity, of the principal amount of any Note sold through them as Agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). The Company may sell Notes to any Agent at a discount or premium for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or at a fixed public offering price. The Company has agreed to indemnify each of the Agents against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Supplemental Plan of Distribution".

(3) Assuming Notes are issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $1,300,000, including expenses of the Agents to be reimbursed by the Company.

(4) Or the equivalent thereof in another currency or composite currency.
                            ------------------------

    Offers to purchase the Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell the Notes directly on its own behalf. No commission will be payable on any sales made directly by the Company. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. The Company or an Agent may reject any order as a whole or in part. See "Supplemental Plan of Distribution".

GOLDMAN, SACHS & CO.
            BANC ONE CAPITAL CORPORATION
                       CREDIT SUISSE FIRST BOSTON
                               J.P. MORGAN & CO.
                                         LAZARD FRERES & CO. LLC
                                                     LEHMAN BROTHERS
                                                              UBS SECURITIES
                            ------------------------

           The date of this Prospectus Supplement is March 20, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION".

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes (which represent a series of, and are referred to in the accompanying Prospectus as, "Debt Securities") supplements and, to the extent, if any, inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus to which reference is hereby made. Unless different terms or additional terms are specified in the applicable Pricing Supplement, the notes will have the terms described below. References to interest payments and interest-related information do not apply to Zero-Coupon Notes (as defined below). Certain capitalized terms used herein are defined in the accompanying Prospectus.

     The Company may issue and sell additional Debt Securities in other series pursuant to the accompanying Prospectus, and such Debt Securities, if issued and sold, will reduce the aggregate amount of proceeds for which Notes may be issued and sold pursuant to this Prospectus Supplement.

GENERAL

     The Notes will be issued under either (i) an Indenture between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), dated as of March 3, 1997, (the "Senior Indenture"), or (ii) an Indenture between the Company and the Trustee dated as of March 3, 1997 (the "Subordinated Indenture") each of which is more fully described in the accompanying Prospectus. Notes issued under the Senior Indenture will be Senior Securities and Notes issued under the Subordinated Indenture will be Subordinated Securities, each as more fully described in the accompanying Prospectus. The following summaries of certain provisions of the Indentures do not purport to be complete, are subject to, and are qualified in their entirety by reference to, all of the provisions of each Indenture, including the definitions therein of certain terms. The terms and conditions set forth below will apply to each Note unless otherwise specified in the applicable Pricing Supplement.

     Neither Indenture limits the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of additional Notes or other Debt Securities under either Indenture. As used herein, "Holder" includes the Depository (as hereinafter defined) with respect to Notes issued in book-entry form.

     All Senior Securities, including the Notes issued and to be issued under the Senior Indenture, will be unsecured and will rank pari passu with all other Senior Securities issued or to be issued under the Senior Indenture and all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. All Subordinated Securities, including the Notes issued and to be issued under the Subordinated Indenture, will be unsecured and subordinated as set forth in the accompanying Prospectus under the heading "Subordinated Securities -- Subordination".

     The Notes offered by this Prospectus Supplement will constitute a single series of Senior Securities for purposes of the Senior Indenture and a single series of Subordinated Securities for purposes of the Subordinated Indenture, and both such series shall be limited to Notes issued for proceeds of up to $2,000,000,000 or the equivalent thereof in foreign currencies or composite currencies on a combined basis. The Notes will be offered on a continuing basis and will mature on any Business Day (as hereinafter defined) nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption or repayment prior to maturity as set forth under "Redemption and

Repayment". Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will mature on an Interest Payment Date (as hereinafter defined). Each Note will bear interest at either (a) a fixed rate, which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at maturity, or (b) a floating rate determined by reference to a Base Rate (as hereinafter defined), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier.

     The Notes will be issued only in fully registered certificated or book-entry form and, except as may be otherwise provided in the applicable Pricing Supplement, in U.S. dollar denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. If a Note is to be issued in a foreign currency or composite currency, unless a higher minimum denomination is required by applicable law, such Note will be issued in denominations of the equivalent of U.S. $100,000 (rounded down to an integral multiple of 1,000 units of such foreign currency or composite currency) or any amount in excess thereof which is an integral multiple of 1,000 units of such foreign currency or composite currency. Notes issued in certificated form may be transferred or exchanged at the office or agency of the Company in New York City designated for such purpose. If Notes are issued in book-entry form through the facilities of The Depository Trust Company (the "Depository"), transfers or exchanges may be similarly effected through a participating member of the Depository. See "-- Book-Entry Notes" below. No service charge will be made for any registration of transfer or exchange of Notes issued in certificated form, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, payments of principal and premium, if any, and interest on any Note will be made in the currency or composite currency in which such Note is denominated.

     A Note, including any Zero-Coupon Note, is an "Original Issue Discount Note" if (a) it is issued at a price lower than the stated principal amount thereof or (b) it is otherwise issued with original issue discount for United States Federal income tax purposes. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder upon such redemption or acceleration will be determined in accordance with the terms of such Note, and may be an amount less than the amount payable at the Stated Maturity thereof. For a discussion of Federal income tax considerations with respect to Original Issue Discount Notes, see "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Original Issue Discount".

     Interest will be payable on each date specified in the applicable Note on which an installment of interest is due and payable (an "Interest Payment Date") and at maturity (or, if applicable, upon redemption or repayment). If the original issue date of a Note is between a Regular Record Date (as hereinafter defined) and an Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered Holder on such next succeeding Regular Record Date. Interest payments, which may be zero in the case of Zero-Coupon Notes, will be in the amount of interest accrued during the period from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note), to but excluding the applicable Interest Payment Date (an "Interest Accrual Period"). However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, the interest payments will include interest accrued only from but excluding the Regular Record Date through which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note) through and including the Regular Record Date next preceding the applicable Interest Payment Date, except that the interest payment on the maturity date (or, if applicable, the date of redemption or repayment) will include interest accrued to but excluding such date.

     Payments on Notes issued in book-entry form will be made to the Depository. See "-- Book-Entry Notes" below. In the case of Notes issued in certificated form, payment of principal, premium, if any, and interest payable at maturity (or, if applicable, upon redemption or repayment) on each Note will be paid in immediately available funds upon surrender of such Note at the office of the Trustee located at 55 Water Street, Room 234, North Building, New York, New York 10041; provided that such Note is presented to the Trustee in time for the Trustee to make such payment in such funds in accordance with its normal procedures; provided, however, that payments of interest in U.S. dollars, other than interest payable at maturity (or, if applicable, upon redemption or repayment) will be made by check mailed to the address of the person in whose name such Note is registered at the close of business on the relevant Regular Record Date as shown on the applicable security register; provided further, however, that a Holder of $10,000,000 or more in aggregate principal amount of Notes issued in certificated form having the same Interest Payment Date will be entitled to receive payments of interest (other than at maturity or, if applicable, upon redemption or repayment) by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Trustee not less than 16 days prior to the applicable Interest Payment Date.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded in the case of U.S. dollars to the nearest cent (with one-half cent being rounded upward) or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

REDEMPTION AND REPAYMENT

     Each Note will be subject to redemption by the Company on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and in such Note (the "Initial Redemption Date"). If no Initial Redemption Date is so indicated with respect to a Note, such Note will not be redeemable prior to maturity. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 or, if such Note is denominated in a foreign currency or in a composite currency, in increments of 1,000 units thereof (provided that any remaining principal amount of such Note shall not be less than the minimum authorized denomination of such Note), at the option of the Company at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given by the Company not more than 60 nor less than 30 days prior to the date of redemption.

     The Redemption Price for each Note subject to redemption shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in such Note.

     Each Note will be subject to repayment at the option of the Holder thereof in accordance with the terms of such Note on the optional repayment dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and in such Note (the "Optional Repayment Dates"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to maturity. On any Optional Repayment Date with respect to any Note, such Note will be repayable in whole or in part in increments of $1,000 or, if such Note is denominated in a foreign currency or in a composite currency, in increments of 1,000 units thereof (provided that any remaining principal amount of such Note must not be less than the minimum authorized denomination of such Note), at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Optional Repayment Date, upon delivery by such Holder to the Trustee of its election of repayment not more than 45 nor less than 30 days prior to the Optional Repayment Date.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semiannually in arrears on June 15 and December 15 of each year, to the persons in whose names the Notes are registered at the close of business on the first calendar day (whether or not a Business Day) of the month in which such Interest Payment Date occurs (the "Regular Record Date"). Interest is also payable at maturity (or, if applicable, upon redemption or repayment). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the maturity date (or the date of redemption or repayment) of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no additional interest will accrue as a result of such delayed payment. When used with respect to Fixed Rate Notes, "Business Day" means any day, other than a Saturday or Sunday, on which banks are not required or authorized by law to close in New York City and (i) with respect to Notes denominated in any foreign currency, in the capital city of the country issuing such currency, (ii) with respect to Notes denominated in ECU, in Brussels, Belgium and (iii) with respect to Notes denominated in another composite currency, in the city specified in the Pricing Supplement.

FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Interest on Floating Rates Notes will be determined by reference to a "Base Rate", which may be the "CD Rate" ("CD Rate Notes"), the "Commercial Paper Rate" ("Commercial Paper Rate Notes"), the "Federal Funds Rate" ("Federal Funds Rate Notes"), "LIBOR" ("LIBOR Notes"), the "Prime Rate" ("Prime Rate Notes"), the "Treasury Rate" ("Treasury Rate Notes"), the "CMT Rate" ("CMT Rate Notes") or such other Base Rate as is set forth in the applicable Pricing Supplement and Note, based upon the Index Maturity and adjusted by a Spread or Spread Multiplier, if any, as specified in the applicable Pricing Supplement. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to a Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which an offer has been accepted by the Company.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise (each, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Reset Date" will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes, which reset on the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the next preceding Business Day. When used with respect to Floating Rate Notes, "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (i) not a day on which banks are authorized or required by law to close in New York City, (ii) with respect to Notes denominated in a foreign currency, not a day on which banks are authorized or required by law to close in the capital city of the country issuing such currency, (iii) with respect to Notes denominated in ECU, not a day on which banks are authorized or required by law to close in Brussels, Belgium, (iv) with respect to Notes denominated in another composite currency, not a day on which banks are authorized or required by law to close in the city specified in the Pricing Supplement, and (v) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The interest rate applicable to each Interest Accrual Period commencing on an Interest Reset Date will be the rate determined by reference to the applicable Base Rate determined as of the "Interest Determination Date". If the Base Rate is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Prime Rate or the CMT Rate, the Interest Determination Date pertaining to an Interest Reset Date will be the second Business Day preceding the Interest Reset Date. If the Base Rate is LIBOR, the Interest Determination Date pertaining to an Interest Reset Date will be the second London Banking Day preceding the Interest Reset Date. If the Base Rate is the Treasury Rate, the Interest Determination Date pertaining to an Interest Reset Date will be the day of the week in which the Interest Reset Date falls on which Treasury bills normally would be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If an auction falls on any Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following such auction.

     A Floating Rate Note may also have either or both of the following: (i) a maximum limit, or ceiling, on the rate of interest which may be applicable during any Interest Accrual Period; and (ii) a minimum limit, or floor, on the rate of interest which may be applicable during any Interest Accrual Period. In addition to any specified maximum interest rate which may be applicable to any Floating Rate Note, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

     The applicable Pricing Supplement will specify for each Floating Rate Note the following terms: the Base Rate, Initial Interest Rate, Interest Reset Period and Interest Reset Dates, Interest Payment Period and Interest Payment Dates, Index Maturity, Maturity Date, Maximum Interest Rate and Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any, and, if applicable, the Initial Redemption Date, Initial Redemption Percentage, Annual Redemption Percentage Reduction and Optional Repayment Dates.

     Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or made available for payment. Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at maturity (or, if applicable, upon redemption or repayment).

     If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Business Day, and no interest will accrue as a result of such delayed payment.

     The "Regular Record Date" with respect to Floating Rate Notes will be the date 15 calendar days (whether or not a Business Day) prior to the applicable Interest Payment Date.

     Accrued interest on each Floating Rate Note is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding together the interest factors calculated for each day from and including the date of issue, or from but excluding the last date for which interest has been paid, to and including the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360 in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes and CMT Rate Notes.

     Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank, the Trustee, will be the "Calculation Agent". Upon the request of the Holder of any Floating Rate Note, the Trustee will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. All calculations by the Calculation Agent of the interest rate on any Floating Rate Note shall be final and binding in the absence of manifest error. The "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date, redemption date, Optional Repayment Date or maturity.

     The interest rate in effect with respect to a Floating Rate Note from the date of issue to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate that will become effective on each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

     CD Rate. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such CD Interest Determination Date.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a CD Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or the date of redemption or repayment) will be that in effect on the tenth day preceding the maturity date (or the date of redemption or repayment).

     Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Interest Determination Date"), the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for that Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in New York City selected by the Calculation Agent (after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate then in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" will be a yield calculated in accordance with the following formula:

     Money Market Yield =
                        D X 360 X 100
                        -------------
                        360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Commercial Paper Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or the date of redemption or repayment) will be that in effect on the tenth day preceding the maturity date (or the date of redemption or repayment).

     Federal Funds Rate. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Interest

Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with the Company) prior to 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Interest Determination Date.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Federal Funds Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or the date of redemption or repayment) will be that in effect on the tenth day preceding the maturity date (or the date of redemption or repayment).

     LIBOR. Notes will bear interest at the interest rates (calculated with reference to the London interbank offered rate ("LIBOR") and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR with respect to any Interest Reset Date will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date") LIBOR will be either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method of calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) If LIBOR with respect to a LIBOR Interest Determination Date is to be determined pursuant to this clause (ii), the Calculation Agent will request the principal London offices of each of four major reference banks in the London Interbank market as selected by the Calculation Agent (after consultation with the Company) to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., or such other time specified in the applicable Pricing Supplement, in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent (after consultation with the Company) for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London Interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London Interbank rates of major banks for the applicable Index Currency.

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Principal Financial Center" means the capital city of the country issuing the currency or composite currency in which any payment in respect of the relevant Notes is to be made or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to U.S. dollars, Deutsche marks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be the City of New York, Frankfurt, Milan, Zurich, Amsterdam and Brussels, respectively.

     Prime Rate. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Interest Determination Date"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US Prime1 Page for the Prime Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consultation with the Company). If fewer than two such rates appear on the Reuters Screen US Prime1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen US Prime1 Page" means the display designated as page "US Prime" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Prime Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or the date of redemption or repayment) will be that in effect on the tenth day preceding the maturity date (or the date of redemption or repayment).

     Treasury Rate. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Interest Determination Date"), the rate applicable to the auction held on such date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate on such Treasury Interest Determination Date (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Interest Determination Date, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company), for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate then in effect on such Treasury Interest Determination Date.

     Unless otherwise indicated in the applicable Pricing Supplement, the interest rate determined with respect to a Treasury Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the ten days immediately prior to the maturity date (or the date of redemption or repayment) will be that in effect on the tenth day preceding the maturity date (or the date of redemption or repayment).

     CMT Rate. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated, provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

ZERO-COUPON NOTES

     Notes may be issued in the form of Original Issue Discount Notes that do not provide any periodic payments of interest (the "Zero-Coupon Notes"). The specific terms of any Zero-Coupon Notes will be set forth in the applicable Pricing Supplement.

PAYMENTS ON AMORTIZING NOTES

     Amortizing Notes are securities for which payments of principal and interest are made in equal installments over the life of the security. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent Holders.

BOOK-ENTRY NOTES

     The Notes may be issued in whole or in part in the form of one or more fully registered Notes (each, a "Book-Entry Note") which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, a Book-Entry Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

     Upon the issuance of Notes by the Company represented by a Book-Entry Note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Book-Entry Note to the accounts of participants. The accounts to be credited shall be designated by the Agents or by the Company if such Notes are offered and sold directly by the Company.

     Payments of principal of and interest, if any, on the Book-Entry Note registered in the name of the Depository or its nominee will be made by the Company through the Paying Agent to the Depository or its nominee, as the case may be, as the registered owner of a Book-Entry Note. Neither the Company, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that the Depository, upon receipt of any payment of principal or interest in respect of a Book-Entry Note, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Book-Entry Note as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Book-Entry Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for each Book-Entry Note. In addition, the Company may at any time determine not to have Notes represented by one or more Book-Entry Notes, and, in such event, will issue Notes in certificated form in exchange for the Book-Entry Note or Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 or, in the case of Notes denominated in a Specified Currency, unless a higher minimum denomination is required by applicable law, in denominations of the equivalent of U.S. $100,000 (rounded down to an integral multiple of 1,000 units of such Specified Currency) or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, and will be issued in fully registered form only.

INDEXED NOTES

     Notes also may be issued with the principal amount payable at Maturity, premium, if any, and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities (including baskets of commodities or securities (including baskets of securities), interest rate indices, interest rate or exchange rate swap indices, the exchange rate of one or more specified currencies (including baskets of currencies or a composite currency such as the European Currency Unit) relative to an indexed currency, or such other price or exchange rate or other financial index or indices (each an "Index") as may be specified in such Note ("Indexed Notes"), as set forth in a Pricing Supplement with respect to an Indexed Note. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the relative value at Maturity of the specified Index. Information as to the method for determining the principal payable at Maturity and, where applicable, certain historical information with respect to the specified indexed item or items and tax considerations associated with an investment in Indexed Notes, will be set forth in the applicable Pricing Supplement with respect to an Indexed Note.

     Notwithstanding anything to the contrary contained herein or in the Prospectus, for purposes of determining the rights of a Holder of a Note Indexed as to principal in respect of voting for or against amendments to the indenture and modifications and the waiver or rights thereunder, the principal amount of such Indexed Note shall be deemed to be equal to the face amount thereof upon issuance. The amount of principal payable at Maturity will be specified in the applicable Pricing Supplement.

                        RISKS RELATING TO INDEXED NOTES

     Certain risks associated with a particular Indexed Note may be set forth more fully in the applicable Pricing Supplement. Indexed Notes may present a high level of risk, and investors in certain Indexed Notes may lose their entire investment. Investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances.

TAX RISKS

     The treatment of Indexed Notes for United States Federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular Indexed Note. Accordingly, investors in Indexed Notes should, in general, be capable of independently evaluating the Federal income tax consequences applicable in their particular circumstances of purchasing an Indexed Note.

LOSS OF PRINCIPAL OR INTEREST

     The direction and magnitude of the change in the value of the relevant Index will determine either or both the principal amount of an Indexed Note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular Indexed Note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, the Holder of an Indexed Note may lose all or a portion of the principal invested in an Indexed Note and may receive no interest thereon.

VOLATILITY

     Certain indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an Indexed Note based on a volatile Index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an Indexed Note is generally calculated based on the value of the relevant Index on a specified date or over a limited period of time, volatility in the Index increases the risk that the return on the Indexed Notes may be adversely affected by a fluctuation in the level of the relevant Index. Additionally, if the formula used to determine the principal, premium or interest payable with respect to Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable Index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Indexed Notes.

     The volatility of an Index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets, any of which could adversely affect the value of an Indexed Note.

ILLIQUIDITY

     The secondary market for Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable index, including the volatility of the applicable Index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates.

     Under certain circumstances, Indexed Notes may be illiquid and investors in Indexed Notes may not be able to sell such Notes at a particular price or at any price.

AVAILABILITY AND COMPOSITION OF INDICES

     Certain Indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an Index typically reserves the right to alter the composition of the Index and the manner in which the value of the Index is calculated. Such an alteration may result in a decrease in the value of or return on an Indexed Note which is linked to such Index.

     An Index may become unavailable due to such factors as war, natural disasters, cessation of publication of the Index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such Index. If an Index becomes unavailable, the determination of principal of or interest on an Indexed Note may be delayed or an alternative method may be used to determine the value of the unavailable Index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant Index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant Index to be used. An alternative method of valuation may result in a decrease in the value of or return on an Indexed Note.

     Certain Indexed Notes are linked to Indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a Note is subject. In addition, there may be less trading in such Indices or instruments underlying such Indices, which could increase the volatility of such Indices and decrease the value of or return on Indexed Notes relating thereto.

                             FOREIGN CURRENCY RISKS

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES, CURRENCY INDEXED NOTES OR DUAL CURRENCY NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the law of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated or payable in any currency other than the U.S. dollar. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

EXCHANGE RATES AND EXCHANGE CONTROLS -- RISKS

     An investment in foreign currency notes entails significant risks that are not associated with a similar investment in a security denominated and payable in U.S. dollars. Such risks include, without limitation, the possibility of significant market changes in rates of exchange between the U.S. dollar and the various foreign currencies, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies resulting from official redenomination with respect to a specified currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and on the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against the U.S. dollar would result in a decrease in the effective yield of such foreign currency note below its coupon rate, and in certain circumstances could result in a loss to the investor, on a U.S. dollar basis.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency at an interest payment date or at maturity of a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal (and premium, if any) or interest in any specified currency other than U.S. dollars. Even if there are no actual exchange controls, it is possible that at an interest payment date or a maturity of any particular foreign currency note, the specified currency for such foreign currency note would not be available to the Company due to circumstances beyond the control of the Company. In any such event, the Company will make required payments in U.S. dollars on the basis described herein.

     Unless otherwise specified in the applicable Pricing Supplement, notes denominated or payable in a specified currency other than U.S. dollars or ECU will not be sold in or to residents of the country issuing the specified currency. The information set forth in this Prospectus Supplement and the applicable Pricing Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) or interest on the notes. Such persons should consult their own financial and legal advisers with regard to such matters.

     Pricing Supplements relating to foreign currency notes will contain information concerning historical exchange rates for the specified currency against the U.S. dollar and a description of the currency and any exchange controls affecting such currency. Pricing Supplements relating to currency indexed notes will contain information as to the relative historical value of the applicable denominated currency against the applicable index currency and any exchange controls applicable to such denominated currency or indexed currency. Pricing Supplements relating to dual currency notes will contain information as to the relative historical value of the applicable face amount currency against the applicable optional payment currency and any exchange controls applicable to such face amount currency or optional payment currency. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

LIMITED FACILITIES FOR CONVERSION

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks offer limited non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on foreign currency notes will, unless otherwise specified in the applicable Pricing Supplement, be made from an account with a bank located in the country issuing the specified currency (or, with respect to foreign currency notes denominated in ECUs, Brussels, Belgium).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary deals only with Notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). This summary is based upon United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or interpretations, any of which may be applied retroactively. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or of any political subdivision thereof, (iii) a person otherwise subject to United States Federal income taxation on its worldwide income regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

PAYMENTS OF INTEREST

     Payments of interest on a Note, including qualified stated interest as defined below under "Original Issue Discount", generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

ORIGINAL ISSUE DISCOUNT

     For United States Federal income tax purposes, original issue discount ("OID")is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date or, in the case of an Amortizing Note, by the weighted average maturity). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold. The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments.

     Original issue discount is includible in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. Holder of an Original Issue Discount Note (a "Discount Note") is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" is determined by allocating the OID for an accrual period equally to each day in that accrual period. The "accrual period" for a Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first or final day of an accrual period. The amount of OID for an accrual period is generally equal to the excess of (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of OID allocable to all prior accrual periods (determined without regard to the amortization of any acquisition or bond premium, as discussed below) minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules. A Variable Note that provides for stated interest at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate throughout the term thereof generally will qualify as a "variable rate debt instrument". In general, the amount and accrual of OID and qualified stated interest on such a Variable Note is calculated by converting it into a debt instrument with an appropriate fixed rate and then applying the general OID rules.

     If a Variable Note does not qualify as a "variable rate debt instrument", then the Variable Note would be treated as a contingent payment debt obligation. A U.S. Holder of such an instrument generally must include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

     The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Investors considering the purchase of Variable Notes should consult their own tax advisors.

     Certain of the Notes (i) may be redeemable at the option of the Issuers prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the OID consequences will depend, in part, on the particular terms and features of the purchased Notes more fully described in the applicable Pricing Supplement.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID obligations, subject to certain limitations and exceptions. The election is to be made for the taxable year in which the U.S. Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

     The Issuer will report to holders the amount of interest paid and OID accrued each year.

     Short-Term Notes. Special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, a cash basis U.S. Holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, and cash basis U.S. Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on either a straight-line basis or under the constant yield method (based on daily compounding), at the election of the U.S. Holder. In the case of U.S. Holders not required and not electing to include OID on Short-Term Notes in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized. For purposes of determining the amount of OID subject to these rules, no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

     Any U.S. Holder of a Short-Term Note can elect to apply rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor.

     Market Discount. If a U.S. Holder purchases a Note, other than a Short-Term Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant yield to maturity basis.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the stated redemption price at maturity will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any OID included in income (and accrued market discount or acquisition discount, if any, if the U.S. Holder has included such discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

     Extendible Notes, Reset Notes and Renewable Notes. Certain of the Notes may provide that (i) the holder may extend the maturity of a Note (a "Renewable Note"), and/or (ii) the Company may extend the maturity of a Note (an "Extension of Maturity"), and/or (iii) the Company has the option to reset the interest rate, the Spread, or the Spread Multiplier (a "Reset Note"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors considering the purchase of Notes with such features should consult their own tax advisors and the applicable Pricing Supplement regarding the tax consequences of the holding and disposition of such Notes.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY ("FOREIGN CURRENCY NOTES")

     As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

     Payments of Interest in a Foreign Currency. The U.S. dollar value, determined on date of receipt, of a Foreign Currency payment of interest on a Note (other than OID or market discount) will be includible in the income of a cash method U.S. Holder regardless of whether the payment is converted to U.S. dollars.

     The U.S. dollar value of interest income (including OID or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period will be includible in income of an accrual basis U.S. Holder. Such U.S. dollar value will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

     Sale and Retirement of Notes. A U.S. Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Foreign Currency amount paid for such Foreign Currency Note determined at the time of such purchase. To the extent the amount realized on sale, exchange or retirement of a Foreign Currency Note represents accrued but unpaid interest, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense.

     Original Issue Discount.  In the case of a Foreign Currency Discount Note,
(i) OID is determined in units of the Foreign Currency, (ii) accrued OID is translated into U.S. dollars in the same manner as interest income accrued by an accrual basis U.S. Holder, described in "Payments of Interest in a Foreign Currency" above, and (iii) the amount of Foreign Currency gain or loss on the accrued OID is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of OID accrued, as translated above.

     Premium and Market Discount. In the case of a Foreign Currency Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency" above with respect to computation of exchange gain or loss on accrued interest by an accrual basis U.S. Holder.

     With respect to a Foreign Currency Note acquired with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including OID, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the relevant Issuer, a controlled foreign corporation for U.S. tax purposes that is related to such Issuer (directly or indirectly) through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and
(iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Recently proposed Treasury Regulations would provide alternative methods for satisfying these certification requirements, and are proposed to be effective for payments made after December 31, 1997.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the relevant Issuers or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) the U.S. office of a broker, the broker must withhold 31% of the entire purchase price, unless either
(i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the U.S. broker (and by a broker who is a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business) to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status normally would be made on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis for sale by the Company through Goldman, Sachs & Co., Banc One Capital Corporation, Credit Suisse First Boston Corporation, Lazard Freres & Co. LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities LLC (each of them, an "Agent" and, collectively, the "Agents"), each of which has agreed to use its reasonable efforts to solicit purchasers of the Notes. Unless otherwise agreed, the Company will pay each Agent a commission which, depending on the maturity of the Notes, will range from .125% to 1.000% of the principal amount of any Note sold through such Agent. The Company may also sell Notes to an Agent, as principal, at a discount from the principal amount thereof, and the Agent may later resell such Notes to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent. The Notes may also be sold by the Company directly to investors in those jurisdictions in which it is permitted to do so and to or through such other agents as the Company shall designate from time to time. No commission will be payable on Notes sold directly to investors by the Company. The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers, such dealers may be deemed "underwriters" within the meaning of the Act.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Company or through one of the Agents. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes solicited by it, in whole or in part.

     Unless set forth in the Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market but it is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but it is not obligated to do so and may discontinue market-making at any time without notice.

     The Company has agreed to indemnify each of the Agents against, or to make contributions relating to, certain liabilities, including liabilities under such Act. The Company has agreed to reimburse each of the Agents for certain expenses. Each of the Agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions credited by the Agents in connection with the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     One of the Agents, Banc One Capital Corporation ("BOCC"), is an affiliate of the Company. The participation of BOCC in the offer and sale of the Notes as described herein complies and will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding the offer and sale of securities of an affiliate. No NASD member participating in offers and sales of securities will execute a transaction in the Notes in a discretionary account without the prior specific written approval of the member's customer. Any obligations of BOCC are the sole obligations of BOCC and do not create any obligations on the part of the Company or any other affiliate of BOCC.

     This Prospectus Supplement and Prospectus may be used by BOCC in connection with offers and sales related to secondary market transactions in the Notes. BOCC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

PROSPECTUS
                                                                 [BANK ONE LOGO]
                              BANC ONE CORPORATION

                                DEBT SECURITIES

     BANC ONE CORPORATION ("BANC ONE") may issue from time to time, together or separately, in one or more series, its unsecured debt securities ("Debt Securities"), which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment, in amounts, at prices and on terms to be determined at the time of the offering.

     BANC ONE may issue Debt Securities for proceeds up to an aggregate of $2,900,000,000, or the equivalent thereof if any of the Debt Securities are denominated in a foreign currency or a foreign currency unit, including the European Currency Unit ("ECU"). The Debt Securities of each series will be offered on terms determined at the time of sale. The Debt Securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of, and any interest on, the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

     The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of BANC ONE. The Subordinated Securities will be unsecured and subordinated as described under "Subordinated Securities".

     Unless otherwise specified in the Prospectus Supplement relating to Subordinated Securities, payment of the principal of Subordinated Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of BANC ONE, and no right of acceleration will exist in the case of default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or in the performance of any other covenant.

     When a particular series of Debt Securities, in respect of which this Prospectus is being delivered, is offered, a supplement to this Prospectus (the "Prospectus Supplement") setting forth certain terms of the offered Debt Securities will be delivered together with this Prospectus. The applicable Prospectus Supplement, among other things and where applicable, will include the specific designation, priority, aggregate principal amount, currency or currency unit, rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, place or places of payment, redemption terms, terms of any repayment at the option of the holder, special provisions relating to Debt Securities in bearer form, terms for sinking fund payments, provisions regarding original issue discount securities and other terms of such Debt Securities.

     The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

                         ------------------------------

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY
   BANK OR NONBANK SUBSIDIARY OF BANC ONE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL
                                    AGENCY.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 3, 1997.

     The Debt Securities may be sold by BANC ONE directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If any agent of BANC ONE, or any underwriter, is involved in the sale of the Debt Securities, the name of such agent or underwriter, the principal or stated amount to be purchased by it, any applicable commissions or discounts and the net proceeds to BANC ONE from such sale will be set forth in, or may be calculated from, the Prospectus Supplement. BANC ONE may also issue contracts under which the counterparty may be required to purchase Debt Securities. Such contracts would be issued with the Debt Securities in amounts, at prices and on terms to be set forth in the applicable Prospectus Supplement. The aggregate net proceeds to BANC ONE from the sale of all the Debt Securities will be the public offering or purchase price of the Debt Securities sold less the aggregate of such commissions and discounts and other expenses of issuance and distribution. See "Plan of Distribution".

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANC ONE OR BY ANOTHER PERSON. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

     BANC ONE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and executive officers, their compensation, options granted to them, the principal holders of securities of BANC ONE and any material interest of such persons in transactions with BANC ONE is disclosed in proxy statements distributed to stockholders of BANC ONE and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other material concerning BANC ONE may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

     BANC ONE has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to BANC ONE and the Debt Securities, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by BANC ONE with the Commission pursuant to Section 13 of the Exchange Act are incorporated herein by reference:

          (i) BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended by Form 10-K/A filed June 27, 1996);

          (ii) BANC ONE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

          (iii) BANC ONE's Current Reports on Form 8-K filed January 28, 1997 and January 29, 1997.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO BANC ONE CORPORATION, OH1-0251,100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, ATTENTION: INVESTOR RELATIONS, (614) 248-6889.

                              BANC ONE CORPORATION

     BANC ONE is a multi-bank holding company that, at December 31, 1996, operated approximately 1,500 banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At December 31, 1996, BANC ONE had consolidated total assets of $101.8 billion, consolidated total deposits of $72.4 billion and consolidated total stockholders' equity of $8.6 billion. At September 30, 1996, BANC ONE ranked 10th among the nation's publicly owned bank holding companies in terms of consolidated average total assets and 9th in terms of consolidated average common equity.

     At December 31, 1995 BANC ONE's bank subsidiaries (the "affiliate banks") held the largest statewide share of total bank deposits in Arizona and Kentucky, the second largest share of such deposits in Indiana, Ohio and West Virginia, and the third largest share of such deposits in Colorado, Wisconsin and Texas. BANC ONE has smaller statewide market shares in the other states in which BANC ONE operates banks. At December 31, 1996, except for Bank One, Texas, N.A., no single BANC ONE affiliate bank accounted for more than 20% of BANC ONE's consolidated total assets. BANC ONE also owns nonbank subsidiaries that engage in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing and data processing.

     Since its formation in 1968, BANC ONE has acquired over 100 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to approximately 1,500. BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act of 1956, as amended (the "BHCA"). Discussions are continually being carried on relating to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Such acquisitions may be pending, from time to time, during the time that the Debt Securities are being offered.

     BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries (collectively, the "affiliates"). Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate is necessarily subject to the prior claims of creditors of the affiliate except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal sources of BANC ONE's revenues are dividends and fees from its affiliates. See "Regulatory Matters--Dividend Restrictions" for a discussion of the restrictions on the affiliate banks' ability to pay dividends to BANC ONE.

     BANC ONE is incorporated in Ohio and has functioned as a multi-bank holding company since 1968. Its executive offices are located at 100 East Broad Street, Columbus, Ohio 43271, and its telephone number is (614) 248-5944.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                        NINE MONTHS ENDED             YEARS ENDED DECEMBER 31,
                                          SEPTEMBER 30,       ----------------------------------------
                                              1996            1995     1994     1993     1992     1991
                                        -----------------     ----     ----     ----     ----     ----
Excluding interest on deposits........         3.45x          3.59x    3.40x    6.08x    5.17x    3.21x
Including interest on deposits........         1.66           1.63     1.66     1.97     1.58     1.31

     Earnings are comprised of income before income taxes, change in accounting principle and equity in earnings of Bank One, Texas, N.A., plus fixed charges. Fixed charges include interest expense (including the interest factor of capitalized leases, capitalized interest and amortization of deferred debt expense) plus the portion of rental payments under operating leases deemed to be interest. Results of Bank One, Texas, N.A. are consolidated beginning October 1, 1991.

                                USE OF PROCEEDS

     BANC ONE currently intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of short-term indebtedness, investments at the holding company level, investments in or extensions of credit to its affiliates and other banks and companies engaged in other financial service activities, possible acquisitions and such other purposes as may be stated in any Prospectus Supplement. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of BANC ONE and its affiliates and the availability of other funds. Except as may be described in any Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of such Prospectus Supplement. Based upon the historical and anticipated future growth of BANC ONE and the financial needs of its affiliates, BANC ONE may engage in additional financings of a character and amount to be determined as the need arises.

                               REGULATORY MATTERS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to BANC ONE. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to BANC ONE or its subsidiaries may have a material effect on the business of BANC ONE.

GENERAL

     As a bank holding company, BANC ONE is subject to regulation under the BHCA, and to inspection, examination and supervision by the Federal Reserve. Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by BANC ONE and its nonbank subsidiaries from BANC ONE's affiliate banks, and also limit various other transactions between BANC ONE and its nonbank subsidiaries, on the one hand, and BANC ONE's affiliate banks, on the other. For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate; and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's covered transactions with all of its nonbank affiliates. Section 23A also generally requires that a bank's loans to its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arms' length terms.

     Most of BANC ONE's affiliate banks are national banking associations and, as such, are subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve. BANC ONE's state-chartered banks also are subject to regulation by the FDIC and the Federal Reserve and, in addition, by their respective state banking departments. BANC ONE and its subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

     The Federal Reserve has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when BANC ONE may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails within three months to pay such an assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Also, in the event that such a default occurred with respect to a bank, any loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

     BANC ONE is subject to capital ratios, requirements and guidelines imposed by the Federal Reserve, which are substantially similar to the ratios, requirements and guidelines imposed by the Federal Reserve, the OCC and the FDIC on the banks within their respective jurisdictions. These capital requirements establish higher capital standards for banks and bank holding companies that assume greater credit risks. For this purpose, a bank's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A bank's or holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; and supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

     BANC ONE, like other bank holding companies, currently is required to maintain Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) equal to at least 4% and 8% of its total risk-weighted assets, respectively. At December 31, 1996, BANC ONE met both requirements, with Tier 1 and total capital equal to 9.03% and 13.12% of its total risk-weighted assets, respectively.

     The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. At December 31, 1996, BANC ONE's leverage ratio was 8.24%.

     The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. The Federal Reserve has not, however, imposed any such special capital requirement on BANC ONE.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The Federal Reserve, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards.

DIVIDEND RESTRICTIONS

     Various federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At December 31, 1996, $0.6 billion of the total stockholders' equity of the affiliate banks was available for payment of dividends to BANC ONE without approval by the applicable regulatory authority.

     In addition, federal bank regulatory authorities have authority to prohibit BANC ONE's affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of BANC ONE's affiliate banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 ("DIFA") provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. BANC ONE's affiliate banks held approximately $5.3 billion of SAIF-assessable deposits as of January 1, 1997. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. BANC ONE currently estimates its FICO assessments may amount to $8 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings associations exist prior to December 31, 1999) in connection with such funding.

DEPOSITOR PREFERENCE STATUTE

     Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

BROKERED DEPOSITS

     Under FDIC regulations, no FDIC-insured bank or savings institution can accept brokered deposits unless it (a) is well capitalized, or (b) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any bank or savings institution that is not well capitalized from (i) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (ii) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

INTERSTATE BANKING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits, (a) bank holding companies such as BANC ONE are permitted, beginning September 29, 1995, to acquire banks and bank holding companies located in any state; (b) any bank that is a subsidiary of a bank holding company is permitted, again beginning September 29, 1995, to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (c) banks are permitted, beginning June 1, 1997, to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states, provided that, in the case of any such purchase or opening of individual branches, the host state has adopted legislation "opting in" to those provisions of Riegle-Neal; and provided that, in the case of a merger with a bank located in another state, the host state has not adopted legislation "opting out" of that provision of Riegle-Neal. BANC ONE might use Riegle-Neal to acquire banks in additional states and to consolidate its affiliate banks under a smaller number of separate charters.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will constitute either Senior Securities or Subordinated Securities. The Senior Securities will be issued under an Indenture dated as of March 3, 1997 (the "Senior Indenture") between BANC ONE and The Chase Manhattan Bank ("Chase"), as Trustee. The Subordinated Securities will be issued under an Indenture dated as of March 3, 1997 (the "Subordinated Indenture"), between BANC ONE and Chase, as Trustee. The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures". References to the "Trustee" shall mean Chase in its capacity as trustee under the Senior Indenture or the Subordinated Indenture, as applicable. The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the applicable Indenture, copies of which are exhibits to the Registration Statement. Whenever defined terms are used but not defined herein, such terms shall have the meanings ascribed to them in the applicable Indenture, it being intended that such defined terms shall be incorporated herein by reference.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     Neither of the Indentures limits the aggregate principal amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by BANC ONE and may be denominated in any currency or currency unit designated by BANC ONE. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by BANC ONE or any of its subsidiaries.

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;
(9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of BANC ONE or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Debt Securities are authorized to be issued; (13) the currency, currencies or units (including ECU) based on or related to currencies for which the Debt Securities may be purchased and the currency, currencies or currency units (including ECU) in which the principal of, premium, if any, and any interest on such Debt Securities may be payable; (14) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (15) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (16) the payment of any additional amounts with respect to the Debt Securities; (17) whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below); (18) information with respect to book-entry procedures, if any; (19) any additional covenants or Events of Default not currently set forth in the applicable Indenture; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) ("Original Issue Discount Securities"), to be sold at a substantial discount below the stated principal amount thereof due at the stated maturity of such Debt Securities. There may not be any periodic payments of interest on Original Issue Discount Securities as defined herein. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Prospectus Supplement, the terms of such security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities shall have interest coupons attached, unless issued as zero coupon securities.

     Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the Note Registrar specified according to the terms of the applicable Indenture. BANC ONE has agreed in each of the Indentures that, with respect to Registered Securities having The City of New York as a place of payment, BANC ONE will appoint a Note Registrar or Co-Note Registrar located in The City of New York for such transfer or exchange. Such transfer or exchange shall be made without service charge, but BANC ONE may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the

Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more Global Securities, will be described in the Prospectus Supplement relating to such series. BANC ONE anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither BANC ONE, the Trustee for such Debt Securities, any Paying Agent, nor the Note Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to certain restrictions relating to Bearer Securities, BANC ONE expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. BANC ONE also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by BANC ONE within 90 days, BANC ONE will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, BANC ONE may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if BANC ONE so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to BANC ONE, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by BANC ONE, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by BANC ONE, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as BANC ONE may designate from time to time, except that, at the option of BANC ONE, payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the applicable Note Register or
(ii) by wire transfer to an account maintained by the person entitled thereto as specified in the applicable Note Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as BANC ONE may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of BANC ONE in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each Indenture provides that BANC ONE may, without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, consolidate with, merge into or transfer its assets substantially as an entirety to any person, provided that (i) any such successor assumes BANC ONE's obligations on the applicable Debt Securities and under the applicable Indenture, (ii) after giving effect thereto, no Event of Default (as defined in the Senior Indenture) in the case of the Senior Securities, or Default (as defined in the Subordinated Indenture) in the case of the Subordinated Securities, shall have happened and be continuing and (iii) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any Event of Default or Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under "Senior Securities -- Events of Default, Waivers, etc." or "Subordinated Securities -- Events of Default, Waivers, etc."

LEVERAGED AND OTHER TRANSACTIONS

     Each Indenture and the Debt Securities do not contain, among other things, provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving BANC ONE which could adversely affect the holders of Debt Securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities; provided, however, that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things,
(i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to such Indenture, or reduce the principal amount thereof or any premium thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture.

REGARDING CHASE

     Chase is the Trustee under both the Senior Indenture and the Subordinated Indenture. Chase Manhattan Bank Delaware, an affiliate of Chase, serves as trustee under the indenture with BANC ONE relating to BANC ONE's 9.875% Subordinated Notes due March 1, 2009. In addition, BANC ONE maintains other banking relationships with Chase.

                               SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of BANC ONE and will rank pari passu with all outstanding unsecured senior indebtedness of BANC ONE.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An Event of Default with respect to Senior Securities of any series is defined in the Senior Indenture as (i) default in the payment of principal of or premium, if any, on any of the Senior Securities of that series outstanding under the Senior Indenture when due; (ii) default in the payment of interest on any of the Senior Securities of that series outstanding under the Senior Indenture when due and continuance of such default for 30 days; (iii) default in the performance of any other covenant of BANC ONE in the Senior Indenture with respect to Senior Securities of such series and continuance of such default for 90 days after written notice; (iv) certain events of bankruptcy, insolvency or reorganization of BANC ONE and (v) any other event that may be specified in a Prospectus Supplement with respect to any series of Senior Securities.

     If an Event of Default with respect to any series of Senior Securities for which there are Senior Securities outstanding under the Senior Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Securities of such series outstanding may declare the principal amount (or if such Senior Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture may waive an Event of Default resulting in acceleration of such Senior Securities, but only if all Events of Default with respect to Senior Securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made. If an Event of Default occurs and is continuing, the applicable Trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Senior Securities of any series outstanding under the Senior Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Senior Indenture shall, proceed to protect the rights of the holders of all the Senior Securities of such series. Prior to acceleration of maturity of the Senior Securities of any series outstanding under the Senior Indenture, the holders of a majority in aggregate principal amount of such Senior Securities may waive any past default under the Senior Indenture except a default in the payment of principal of, premium, if any, or interest on the Senior Securities of such series.

     The Senior Indenture provides that upon the occurrence of an Event of Default specified in clauses (i) or (ii) of the first paragraph under "-- Events of Defaults, Waivers, etc.", BANC ONE will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Senior Security, the whole amount then due and payable on such Senior Securities for principal, premium, if any, and interest. The Senior Indenture further provides that if BANC ONE fails to pay such amount forthwith upon such demand, such Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Senior Indenture also provides that notwithstanding any other provision of the Senior Indenture, the holder of any Senior Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Senior Securities when due and that such right shall not be impaired without the consent of such holder.

     BANC ONE is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Senior Indenture or the Senior Securities.

                            SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of BANC ONE and will be subject to the subordination provisions described below.

SUBORDINATION

     It is the intent of BANC ONE that Subordinated Securities issued by BANC ONE be treated as capital for calculation of regulatory capital ratios. The Federal Reserve has issued interpretations of its capital regulations indicating, among other things, that subordinated debt of bank holding companies issued on or after September 4, 1992, is includable in capital for calculation of regulatory capital ratios only if the subordination of the debt meets certain criteria and if the debt may be accelerated only for bankruptcy, insolvency and similar matters (the "Subordination Interpretations"). Accordingly, the Subordinated Indenture contains subordination and acceleration provisions for the Subordinated Securities which are intended to be consistent with the Subordination Interpretations. Subordinated debt of BANC ONE issued after September 4, 1992, which meets the Subordination Interpretations are referred to herein as "New Subordinated Securities". Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, Subordinated Securities offered pursuant to this Prospectus will constitute New Subordinated Securities. See "Events of Default, Defaults, Waivers, etc." below.

     Upon any distribution of assets of BANC ONE upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the Subordinated Securities is to be subordinated in right of payment, to the extent provided in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the Subordinated Securities (and other New Subordinated Securities) will, to the extent provided in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all General Obligations (as defined below).

     Upon any distribution of assets of BANC ONE upon any dissolution, winding up, liquidation or reorganization, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Securities. If upon any such payment or distribution of assets there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the New Subordinated Securities ("Excess Proceeds") and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the New Subordinated Securities.

     In addition, no payment may be made of the principal of, premium, if any, or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any Senior Indebtedness or (ii) any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of such payment on the Subordinated Securities or any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, permitting the holders of such Senior Indebtedness to accelerate the maturity thereof. Except as described above, the obligation of BANC ONE to make payment of the principal of, premium, if any, or interest on the Subordinated Securities will not be affected.

     By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, certain creditors of BANC ONE who are not holders of Senior Indebtedness or of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Subordinated Securities. By reason of the obligation of the holders of New Subordinated Securities to pay over any Excess Proceeds to creditors in respect of General Obligations, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, holders of Old Subordinated Securities (as defined herein) may recover less, ratably, than creditors in respect of General Obligations and may recover more, ratably, than the holders of New Subordinated Securities.

     Subject to payment in full of all Senior Indebtedness, the holders of Subordinated Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of BANC ONE applicable to Senior Indebtedness. Subject to payment in full of all General Obligations, the holders of the New Subordinated Securities will be subrogated to the rights of the creditors in respect of General Obligations to receive payments or distributions of cash, property or securities of BANC ONE applicable to such creditors in respect of General Obligations.

     Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on (i) all of BANC ONE's indebtedness for money borrowed, other than the subordinated securities issued under the Subordinated Indenture, BANC ONE's 7.25% Subordinated Notes Due August 1, 2002, BANC ONE's 8.74% Subordinated Notes Due September 15, 2003, BANC ONE's 7.00% Subordinated Notes due July 15, 2005 (the "July 2005 Notes"), BANC ONE's 9.875% Subordinated Notes Due March 1, 2009, BANC ONE's 10.00% Subordinated Notes Due August 15, 2010, BANC ONE's 7.75% Subordinated Debentures due on July 15, 2025 (the "July 2025 Debentures") and BANC ONE's 7.625% Subordinated Debentures due October 15, 2026 (the "October 2026 Debentures") (collectively, all of the foregoing notes and debentures are hereinafter referred to as the "Existing Subordinated Indebtedness"), whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated Indebtedness or to rank pari passu with the subordinated securities issued under the Subordinated Indenture or the Existing Subordinated

Indebtedness; and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness for money borrowed" as used in the prior sentence includes, without limitation, any obligation of, or any obligation guaranteed by, BANC ONE for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. There is no limitation on the issuance of additional Senior Indebtedness of BANC ONE.

     The July 2005 Notes, the July 2025 Debentures and the October 2026 Debentures all constitute New Subordinated Securities; all other Existing Subordinated Indebtedness constitutes Old Subordinated Securities.

     The Subordinated Securities rank and will rank pari passu with the Existing Subordinated Indebtedness, subject to the obligations of the holders of Subordinated Securities (and holders of other New Subordinated Securities) to pay over any Excess Proceeds to creditors in respect of General Obligations. Thus, in the event of a distribution of assets of BANC ONE upon any dissolution, winding up, liquidation or reorganization, the holders of the New Subordinated Securities (including holders of the Subordinated Securities offered hereby) may receive less, ratably, than holders of Old Subordinated Securities.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Subordinated Securities offered thereby, "General Obligations" means all obligations of BANC ONE to make payment on account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than (i) obligations on account of Senior Indebtedness, (ii) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Securities and (iii) obligations which by their terms are expressly stated not to be superior in right of payment to the Subordinated Securities or to rank on parity with the Subordinated Securities; provided, however, that notwithstanding the foregoing, in the event that any rule, guideline or interpretation promulgated or issued by the Federal Reserve (or other competent regulatory agency or authority), as from time to time in effect, establishes or specifies criteria for the inclusion in regulatory capital of subordinated debt of a bank holding company requiring that such subordinated debt be subordinated to obligations to creditors in addition to those set forth above, then the term "General Obligations" shall also include such additional obligations to creditors, as from time to time in effect pursuant to such rules, guidelines or interpretations. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the Bankruptcy Code of 1978, as amended to the date of the Subordinated Indenture.

LIMITED RIGHTS OF ACCELERATION

     Unless otherwise specified in the Prospectus Supplement relating to any series of Subordinated Securities, payment of principal of the Subordinated Securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of BANC ONE. There is no right of acceleration in the case of a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities or the performance of any other covenant of BANC ONE in the Subordinated Indenture. Payment of principal of the Old Subordinated Securities may be accelerated in the case of the bankruptcy, insolvency or reorganization of BANC ONE.

EVENTS OF DEFAULT, DEFAULTS, WAIVERS, ETC.

     An Event of Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as certain events involving the bankruptcy, insolvency or reorganization of BANC ONE and any other Event of Default provided with respect to Subordinated Securities of that series. A Default with respect to Subordinated Securities of any series is defined in the Subordinated Indenture as (i) an Event of Default with respect to such series,
(ii) default in the payment of the principal of or premium, if any, on any Subordinated Security of such series when due, (iii) default in the payment of interest upon any Subordinated Security of such series when due and the continuance of such default for a period of 30 days, (iv) default in the performance of any other covenant or agreement of BANC ONE in the Subordinated Indenture with respect to Subordinated Securities of such series and continuance of such default for 90 days after written notice or (v) any other Default provided with respect to Subordinated Securities of any series. If an Event of Default with respect to any series of Subordinated Securities for which there are Subordinated Securities outstanding under the Subordinated Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Securities of such series may declare the principal amount (or if such Subordinated Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture may waive an Event of Default resulting in acceleration of such Subordinated Securities, but only if all Defaults have been remedied and all payments due (other than those due as a result of acceleration) have been made. If a Default occurs and is continuing, the Trustee may in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the Subordinated Securities of any series outstanding under the Subordinated Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Subordinated Indenture shall, proceed to protect the rights of the holders of all the Subordinated Securities of such series. Prior to acceleration of maturity of the Subordinated Securities of any series outstanding under the Subordinated Indenture, the holders of a majority in aggregate principal amount of such Subordinated Securities may waive any past default under the Subordinated Indenture except a default in the payment of principal of, premium, if any, or interest on the Subordinated Securities of such series.

     The Subordinated Indenture provides that in the event of a Default specified in clauses (ii) or (iii) of the immediately preceding paragraph in payment of principal of, premium, if any, or interest on any Subordinated Security of any series, BANC ONE will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Subordinated Security, the whole amount then due and payable on such Subordinated Security for principal, premium, if any, and interest. The Subordinated Indenture further provides that if BANC ONE fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Subordinated Indenture also provides that notwithstanding any other provision of the Subordinated Indenture, the holder of any Subordinated Security of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Subordinated Security on the respective Stated Maturities (as defined in the Subordinated Indenture) expressed in such Subordinated Security and that such right shall not be impaired without the consent of such holder.

     BANC ONE is required to file annually with the applicable Trustee a written statement of officers as to the existence or non-existence of defaults under the Subordinated Indenture or the Subordinated Securities.

                              PLAN OF DISTRIBUTION

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities offered therein.

     BANC ONE may sell Debt Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Debt Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom BANC ONE has entered into arrangements with respect to the sale of such Debt Securities, the public offering or purchase price of such Debt Securities and the net proceeds to BANC ONE from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Debt Securities will be listed. Dealer trading may take place in certain of the Debt Securities, including Debt Securities not listed on any securities exchange.

     Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Debt Securities will be obligated to purchase all of its Debt Securities if any are purchased. Any initial public offering price and any discounts or concession allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may be offered and sold by BANC ONE through agents designated by BANC ONE from time to time. Any agent involved in the offer and sale of any Debt Securities will be named, and any commissions payable by BANC ONE to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     Offers to purchase Debt Securities may be solicited directly by BANC ONE and sales thereof may be made by BANC ONE directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. BANC ONE may also issue contracts under which the counterparty may be required to purchase Debt Securities. Such contracts would be issued with Debt Securities in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

     The anticipated place and time of delivery of Debt Securities will be set forth in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, BANC ONE will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from BANC ONE pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by BANC ONE. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Debt Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Debt Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the Debt Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold and any discounts or commissions received by them from BANC ONE and any profit realized by them on the sale or resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and agents may be entitled, under agreements entered into with BANC ONE, to indemnification by BANC ONE against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof.

     Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for, BANC ONE and its subsidiaries in the ordinary course of business. An affiliate of BANC ONE may from time to time act as an agent or underwriter in connection with the sale of the Securities to the extent permitted by applicable law. The participation of such affiliate in the offer and sale of the Securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     This Prospectus and related Prospectus Supplements may be used by an affiliate of BANC ONE in connection with offers and sales related to secondary market transactions in Securities. Such affiliate, to the extent permitted by law, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities offered hereby will be passed upon for BANC ONE by Steven Alan Bennett, Senior Vice President and General Counsel of BANC ONE, and for any underwriters, selling agents and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Bennett owns a number of shares of BANC ONE common stock and holds options to purchase additional shares of BANC ONE common stock. Cravath, Swaine & Moore performs legal services for BANC ONE from time to time.

                                    EXPERTS

     The consolidated financial statements of BANC ONE and its subsidiaries, included in the Annual Report on Form 10-K of BANC ONE for the fiscal year ended December 31, 1995, as amended by Form 10-K/A filed June 27, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 21, 1996 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

======================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT, OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Description of Notes..................  S-2
Risks Relating to Indexed Notes.......  S-14
Foreign Currency Risks................  S-15
Certain United States Federal Income
  Tax Considerations..................  S-17
Supplemental Plan of Distribution.....  S-23

PROSPECTUS
Available Information.................   2
Incorporation of Certain Documents by
  Reference...........................   3
Banc One Corporation..................   4
Ratio of Earnings to Fixed Charges....   4
Use Of Proceeds.......................   5
Regulatory Matters....................   5
Description of Debt Securities........   9
Senior Securities.....................  13
Subordinated Securities...............  14
Plan of Distribution..................  17
Legal Opinions........................  19
Experts...............................  19

======================================================
======================================================
                                 $2,000,000,000

                              BANC ONE CORPORATION
                               MEDIUM-TERM NOTES
                          DUE NINE MONTHS OR MORE FROM
                                 DATE OF ISSUE
                               ------------------

                             PROSPECTUS SUPPLEMENT
                               ------------------
                              GOLDMAN, SACHS & CO.
                          BANC ONE CAPITAL CORPORATION
                           CREDIT SUISSE FIRST BOSTON
                            LAZARD FRERES & CO. LLC
                                LEHMAN BROTHERS
                                J.P. MORGAN & CO.
                                 UBS SECURITIES
======================================================